Exhibit 4.1

AMENDMENT NO. 2 TO

RIGHTS AGREEMENT

by and between

AGILE SOFTWARE CORPORATION

and

COMPUTERSHARE TRUST COMPANY, N.A.

AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of May 15, 2007 by and between Agile Software Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (“Rights Agent”).

THE PARTIES ENTER THIS AMENDMENT on the basis of the following facts, understandings and intentions:

A. The Company and Rights Agent entered into that certain Rights Agreement dated as of April 2, 2001, as amended (the “Rights Agreement”) (defined terms used herein but not otherwise defined shall have the meanings assigned to them in the Rights Agreement);

B. The Company and Rights Agent desire to amend the Rights Agreement in certain respects; and

C. Section 27 of the Rights Agreement provides that, for so long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of Rights.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. Amendment to Section 1(a). Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:

“Notwithstanding the foregoing, none of Parent or Merger Subsidiary (as such terms are hereinafter defined), nor any of their respective Affiliates or Associates, shall be deemed to be an Acquiring Person for any purpose (including for purposes of determining whether a Stock Acquisition Date or Triggering Event has occurred) solely by reason of the approval, execution or delivery of, or consummation of the transactions contemplated by, (i) the Agreement and Plan of Merger, dated as of May 15, 2007 (the “Merger Agreement”) between the Company, Oracle Corporation, a Delaware corporation (“Parent”), and Aqua Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), pursuant to which Merger Subsidiary would merge with and into the Company and would become a subsidiary of Parent, as more fully described therein, as the Merger Agreement may be amended from time to time in accordance with its terms, or (ii) the Voting Agreements to be entered into between Parent and certain stockholders of the Company (the “Voting Agreements”) in connection with the execution of the Merger Agreement pursuant to which such stockholders will agree, among other things, to vote in favor of adoption of the Merger Agreement, as the Voting Agreements may be amended from time to time in accordance with their terms.”

2. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by reason of the approval, execution or delivery of, or consummation of the transactions contemplated by, the Merger Agreement, as the Merger Agreement may be amended from time to time in accordance with its terms, and the Voting Agreements, as the Voting Agreements may be amended from time to time in accordance with their terms.”

3. Amendment to Section 26. Section 26 of the Rights Agreement is hereby amended by deleting the Rights Agent’s notice information and replacing it in its entirety with the following:

Computershare Trust Company, N.A.

250 Royall Street

Canton, MA 02021

Attention: Client Services

4. Amendment to Add New Section 34. The Rights Agreement is hereby amended by inserting the following new section.

“34. Force Majeure. Notwithstanding anything to the contrary contained herein, Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

5. Full Force and Effect. Except as amended hereby, the Rights Agreement shall remain in full force and effect and unmodified.

6. Execution. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. To facilitate execution of this Amendment, the parties may execute and exchange facsimile counterparts of the signature pages, and facsimile counterparts shall serve as originals.

7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made solely by residents of such state and performed entirely within such state.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Rights Agreement to be duly executed and attested as of the date and year first above written.

AGILE SOFTWARE CORPORATION
a Delaware corporation

By:	/s/ CAROLYN V. AVER
Name:	Carolyn V. Aver
Title:	Executive Vice President and Chief Financial Officer

Attest:

By:	/s/ DOUGLAS CLARK NEILSSON
Name:	Douglas Clark Neilsson
Title:	Senior Vice President

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ DENNIS V. MOCCIA
Name:	Dennis V. Moccia
Title:	Managing Director

Attest:

By:	/s/ JAY VOLNER
Name:	Jay Volner
Title:	Client Admin

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO RIGHTS AGREEMENT]